Exhibit 16.1

July 7, 2009

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

Re: The Reserve Petroleum Company (the “Company”)
File Ref. No. 000-8157

Commissioners:

As required by Item 304(a)(3) of Regulation S-K, we have read the statements of the Company included under Item 4.01 of its Form 8-k dated July 6, 2009 to be filed by the Company with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Eide Bailly LLP

Eide Bailly LLP